Exhibit 99.1

Summary Historical and Unaudited Pro Forma Financial Data

We derived the summary statement of operations data and the summary statement of cash flows data for the years ended December 31, 2015, 2014 and 2013 and the summary balance sheet data as of December 31, 2015 and 2014 from our audited consolidated financial statements incorporated by reference in this offering memorandum. We derived the summary statement of operations data and the summary statement of cash flows data for the six months ended June 30, 2016 and 2015 and the summary balance sheet data as of June 30, 2016 from our unaudited condensed consolidated financial statements incorporated by reference in this offering memorandum. We derived the selected balance sheet data as of December 31, 2013 and June 30, 2015 from our audited consolidated financial statements and unaudited condensed consolidated financial statements, respectively, which are not included in this offering memorandum. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. Additionally, our historical results are not necessarily indicative of the results expected for any future period and do not necessarily reflect what the financial position and results of operations of the management and franchise business would have been had we operated as a stand-alone company during the periods presented, including changes that will occur as a result of or in connection with the Spin-Off.

The unaudited summary pro forma financial information has been prepared to reflect the Spin-Off and related transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The following unaudited summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. For unaudited pro forma financial information for the years ended December 31, 2014 and 2013, see “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

You should read the summary historical and unaudited pro forma financial data below, together with the consolidated financial statements and related notes thereto incorporated by reference in this offering memorandum, as well as “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Financial Data,” “Description of Certain Other Indebtedness,” and the other financial information included elsewhere or incorporated by reference in this offering memorandum.

The historical financial information included or incorporated by reference in this offering memorandum includes the results of the Unrestricted U.S. Real Estate Subsidiaries for the periods presented. The Unrestricted U.S. Real Estate Subsidiaries do not provide any credit or collateral support of any indebtedness of Parent or Issuer, including the notes offered hereby. Upon consummation of the Spin-Off, Parent’s consolidated financial information will only include the financial position and results of its restricted subsidiaries.

	Pro Forma As of and for the Six Months Ended June 30, 2016(1)	As of and for the Six Months Ended June 30,		Pro Forma Year Ended December 31, 2015(1)	As of and for the Year Ended December 31,
		2016	2015		2015		2014		2013
	(dollars in millions, except per share data, number of units, Hotel RevPAR and ADR)
Summary Statement of Operations Data:
Revenues
Owned and leased hotels	$708	$2,072	$2,092	$1,587	$4,233		$4,239		$4,046
Management and franchise fees and other	916	830	778	1,791	1,601		1,401		1,175
Timeshare	—	662	640	—	1,308		1,171		1,109

	1,624	3,564	3,510	3,378	7,142		6,811		6,330
Other revenues from managed and franchised properties	2,742	2,237	2,011	5,104	4,130		3,691		3,405

Total revenues	4,366	5,801	5,521	8,482	11,272		10,502		9,735

Expenses
Owned and leased hotels	649	1,564	1,585	1,406	3,168		3,252		3,147
Timeshare	—	440	454	—	897		767		730
Depreciation and amortization	182	340	348	383	692		628		603
Impairment losses	—	15	—	9	9		—		—
General, administrative and other	226	245	348	631	611		491		748

	1,057	2,604	2,735	2,429	5,377		5,138		5,228
Other expenses from managed and franchised properties	2,742	2,237	2,011	5,104	4,130		3,691		3,405

Total expenses	3,799	4,841	4,746	7,533	9,507		8,829		8,633

Gain on sales of assets, net	1	2	142	163	306		—		—

Operating income	568	962	917	1,112	2,071		1,673		1,102
Net income	362	554	317	983	1,416		682		460
Net income attributable to Hilton stockholders	359	548	311	978	1,404		673		415

Earnings per share
Basic	$0.36	$0.56	$0.32	$0.99	$1.42		$0.68		$0.45
Diluted	$0.36	$0.56	$0.31	$0.99	$1.42		$0.68		$0.45

Summary Balance Sheet Data:
Cash and cash equivalents	$582	$810	$511		$609		$566		$594
Restricted cash and cash equivalents	108	271	248		247		202		266
Total assets(2)	14,110	25,853	25,945		25,622		26,001		26,410
Long-term debt(2)(3)(4)	6,678	9,998	10,526		9,951		10,943		11,899
Timeshare debt(2)(3)	—	445	558		502		625		672
Total debt(2)(3)	6,678	10,443	11,084		10,453		11,568		12,571
Total equity	1,775	6,346	5,069		5,951		4,714		4,276

Summary Statement of Cash Flows Data:
Capital expenditures for property and equipment(5)	$30	$169	$159	$67	$310		$268		$254
Net cash flow from operating activities		655	648		1,394		1,366		2,101
Net cash flow from investing activities		(222)	258		392		(310)		(382)
Net cash flow from financing activities		(238)	(952)		(1,724)		(1,070)		(1,863)

Operational and Other Data:
Number of hotels and timeshare properties	4,727	4,727	4,440	4,610	4,610		4,322		4,115
Number of rooms and units	775,866	775,866	731,851	758,562	758,502		715,062		678,630
Hotel occupancy(6)	74.6%	74.6%	75.2%	75.4%	75.4%		74.6%		72.3%
Hotel ADR(6)	$144.04	$144.04	$140.54	$141.19	$141.19		$141.52		$136.49
Hotel RevPAR(6)	$107.40	$107.40	$105.70	$106.51	$106.51		$105.63		$98.65

Adjusted EBITDA:
Management and franchise	$883	$880	$825	$1,709	$1,691		$1,468		$1,271
Ownership	69	506	508	196	1,064		1,000		926
Timeshare	—	193	160	—	352		337		297
Corporate and other	(121)	(120)	(117)	(224)	(228)		(255)		(284)

Adjusted EBITDA(7)	$831	$1,459	$1,376	$1,681	$2,879		$2,550		$2,210

Net debt(8)(9)	$6,053	$9,222			$9,414		$10,514		$11,493
Net debt to Adjusted EBITDA ratio(8)					3.3	x	4.1	x	5.2	x

(1)	Includes the effect of the Spin-Off and issuance of the notes offered hereby, the application of the proceeds therefrom and the Term Loan Extension.
(2)	All periods presented reflect the adoption of Accounting Standards Updates No. 2015-03 and No. 2015-15.
(3)	Includes current maturities and is net of unamortized deferred financing costs and discount. Long-term debt includes current maturities of $(4) million, $98 million, $5 million, $94 million, $15 million and $(6) million for pro forma as of June 30, 2016, as of June 30, 2016 and 2015, and as of December 31, 2015, 2014 and 2013, respectively, and unamortized deferred financing costs and discounts of $78 million, $95 million, $119 million, $107 million, $139 million and $181 million for pro forma as of June 30, 2016, as of June 30, 2016 and 2015, and as of December 31, 2015, 2014 and 2013, respectively. Timeshare debt includes current maturities of $88 million, $117 million, $110 million, $96 million and $33 million as of June 30, 2016 and 2015, and as of December 31, 2015, 2014 and 2013, respectively, and unamortized deferred financing costs of $3 million, $6 million, $4 million and $6 million as of June 30, 2016 and 2015, and as of December 31, 2015 and 2014, respectively.
(4)	Includes capital lease obligations and debt of consolidated variable interest entities of $281 million, $313 million, $282 million, $277 million, $320 million and $369 million for pro forma as of June 30, 2016, as of June 30, 2016 and 2015, and as of December 31, 2015, 2014 and 2013, respectively.
(5)	Capital expenditures inclusive of contract acquisition costs and capitalized software costs were $80 million, $222 million, $201 million, $160 million, $409 million, $402 million and $376 million for the pro forma six months ended June 30, 2016, the six months ended June 30, 2016 and 2015, the pro forma year ended December 31, 2015 and the years ended December 31, 2015, 2014 and 2013, respectively. For the pro forma years ended December 31, 2014 and 2013, capital expenditures inclusive of contract acquisition costs and capitalized software costs were $212 million and $175 million, respectively.
(6)	Operating statistics are for comparable hotels as of each period end.
(7)	We define EBITDA as earnings before interest expense, taxes and depreciation and amortization. We evaluate our operating performance using a metric we refer to as “Adjusted EBITDA” which we define as EBITDA further adjusted to exclude gains, losses and expenses in connection with (i) asset dispositions for both consolidated and unconsolidated investments, (ii) foreign currency transactions, (iii) debt restructurings/retirements, (iv) non-cash impairment losses, (v) furniture, fixtures and equipment (“FF&E”) replacement reserves required under certain lease agreements, (vi) reorganization costs, (vii) share-based compensation expense; (viii) severance, relocation and other expenses and (ix) other items.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA, which we believe is the most closely comparable U.S. GAAP financial measure:

	Pro Forma Six Months Ended June 30, 2016(a)	Six Months Ended June 30,		Pro Forma Year Ended December 31,			Year Ended December 31,
		2016	2015	2015(a)	2014(a)	2013(a)	2015	2014	2013
	(in millions)
Net income	$362	$554	$317	$983	$303	$106	$1,416	$682	$460
Interest expense	201	286	293	400	417	570	575	618	620
Income tax expense (benefit)	(16)	110	308	(262)	222	2	80	465	238
Depreciation and amortization	182	340	348	383	362	342	692	628	603
Interest expense, income tax and depreciation and amortization included in equity in earnings from unconsolidated affiliates	2	15	14	7	4	8	32	37	45

EBITDA	731	1,305	1,280	1,511	1,308	1,028	2,795	2,430	1,966
Gain on sales of assets, net(b)	(1)	(2)	(142)	(163)	—	—	(306)	—	—
Loss (gain) on foreign currency transactions	25	25	13	41	(26)	40	41	(26)	45
FF&E replacement reserve(c)	27	29	27	46	44	45	48	46	46
Share-based compensation expense	39	44	122	149	70	291	162	74	313
Impairment loss	—	15	—	9	—	—	9	—	—
Gain on debt extinguishment(d)	—	—	—	—	—	(229)	—	—	(229)
Other loss (gain), net(e)	3	5	7	(31)	(7)	(7)	1	(37)	(7)
Other adjustment items(f)	7	38	69	119	54	60	129	63	76

Adjusted EBITDA	$831	$1,459	$1,376	$1,681	$1,443	$1,228	$2,879	$2,550	$2,210

(a)	Pro forma year ended December 31, 2015 and pro forma six months ended June 30, 2016 include the effects of the Spin-Off and the issuance of the notes offered hereby, the application of the proceeds therefrom and the Term Loan Extension. Pro forma years ended December 31, 2014 and 2013 include only the effects of the Spin-Off.
(b)	Includes a gain of $144 million and $143 million for the six months ended June 30, 2105 and year ended December 31, 2015, respectively, related to the sale of the Waldorf Astoria New York. Also includes a gain of $163 million for the year end December 31, 2015 related to the sale of the Hilton Sydney.
(c)	Represents FF&E replacement reserves established for the benefit of lessors for requisition of capital assets under hotel leases.
(d)	Represents the gain recognized in our consolidated statement of operations as a result of the debt refinancing which occurred in 2013.
(e)	Includes gains and losses recognized in dispositions of assets and investments in affiliates, as well as lease restructuring transactions.
(f)	Represents adjustments for reorganization costs, severance and other items. Includes $95 million of severance costs related to the sale of the Waldorf Astoria New York for the year ended December 31, 2015.

(8)	Net debt, presented herein, is a non-GAAP financial measure that we use to evaluate our financial leverage. Net debt is calculated as (i) long-term debt, including current maturities and excluding unamortized deferred financing costs; (ii) our share of unconsolidated affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents.

We believe Net debt and Net debt to Adjusted EBITDA ratio provide useful information about our indebtedness to investors as they are frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net debt and Net debt to Adjusted EBITDA ratio may not be comparable to a similarly titled measure of other companies.

The following table provides a reconciliation of net debt to long-term debt, including current maturities, which we believe is the most closely comparable U.S. GAAP financial measure:

	Pro Forma as of June 30, 2016	As of June 30, 2016	As of December 31,
			2015	2014	2013
	(in millions)
Long-term debt, including current maturities	$6,678	$9,998	$9,951	$10,943	$11,899
Unamortized deferred financing costs	53	78	90	118	152

Total long-term and non-recourse debt	$6,731	$10,076	$10,041	$11,061	$12,051
Add: Hilton’s share of unconsolidated affiliate debt	12	227	229	221	302
Less: Cash and cash equivalents	(582)	(810)	(609)	(566)	(594)
Less: Restricted cash and cash equivalents	(108)	(271)	(247)	(202)	(266)

Net debt	$6,053	$9,222	$9,414	$10,514	$11,493

(9)	Net of unamortized debt discounts. Pro forma Net debt as of June 30, 2016 is net of unamortized debt discounts of $25 million.

RISK FACTORS

An investment in the notes involves a high degree of risk. Before deciding whether to purchase the notes, you should carefully consider the risks described below and incorporated by reference herein, all of the information contained in this offering memorandum and incorporated by reference herein, including our consolidated financial statements and the related notes, which are incorporated by reference into this offering memorandum. Any of the following risks may materially and adversely affect our business, results of operations and financial condition. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, results of operations and financial condition. In such a case, you may lose all or part of your original investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this offering memorandum.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We currently have, and after giving effect to the offering of the notes and the other Spin-Off Transactions, we will continue to have a substantial amount of debt, which requires significant interest and principal payments. As of June 30, 2016, we had $10.4 billion of total debt outstanding (including $445 million of timeshare debt) and, after giving effect to this offering and the other Spin-Off Transactions, we would have had approximately $6,678 million of total debt outstanding and, in each case, an additional $955 million (after giving effect to $45 million of outstanding letters of credit) of unutilized capacity under the revolving credit facility provided for under the Senior Secured Credit Facilities. Subject to the limits contained in the credit agreement that governs the Senior Secured Credit Facilities, the indenture that governs the Existing Senior Notes, the indenture that will govern the notes offered hereby and the applicable agreements governing other debt of Parent and its restricted subsidiaries, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the credit agreement that governs the Senior Secured Credit Facilities, the indentures that govern the Existing Senior Notes and the notes offered hereby and the applicable agreements governing other debt of Parent and its restricted subsidiaries contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent new debt is added to our current debt levels, the substantial leverage risks described in the immediately preceding risk factor would increase.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Interest rates may increase in the future. As a result, interest rates on our revolving credit facility or other variable rate debt offerings could be higher or lower than current levels. As of June 30, 2016, excluding unamortized deferred financing costs, we had approximately $5,647 million of variable rate indebtedness, or 54%, of our outstanding debt, including timeshare debt, and after giving effect to this offering and the other Spin-Off Transactions, we would have had approximately $4,225 of variable rate indebtedness, or 63%, of our outstanding debt. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

We may be unable to service our indebtedness, including the notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. Substantially all of our other debt, including the Senior Secured Credit Facilities and the Existing Senior Notes, will mature before the maturity date of the notes.

If we are unable to meet our debt service obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes, which could cause us to default on our debt obligations and impair our liquidity. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

Moreover, in the event of a default, the holders of our indebtedness, including the notes, could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest. The lenders under our revolving credit facility could also elect to terminate their commitments thereunder, cease making further loans, and institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation. If we breach our covenants under the Senior Secured Credit Facilities, we would be in default thereunder. The lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The indenture that will govern the notes offered hereby and the other debt agreements of Parent and its restricted subsidiaries impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities.

The indenture that will govern the notes offered hereby and the other debt agreements of Parent and its restricted subsidiaries impose significant operating and financial restrictions on us. These restrictions will limit the ability of Parent and its restricted subsidiaries to, among other things:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to Parent;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	transfer or sell assets.

In addition, the credit agreement that governs the Senior Secured Credit Facilities will require us to maintain a consolidated first lien net leverage ratio not to exceed 7.9 to 1.0 as of the last day of any period of four consecutive quarters on or after the date to be specified in the credit agreement if, on the last day of such period, the aggregate principal amount of revolving credit loans, swing line loans and/or letters of credit (excluding up to $50 million of letters of credit and certain other letters of credit that have been cash collateralized or back-stopped) that are issued and/or outstanding is greater than 25% of the revolving credit facility.

As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as other terms of our existing indebtedness and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flows would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

Repayment of our debt, including required principal and interest payments on the notes, is dependent on cash flow generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and (if they are not guarantors of the notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise.

Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available to the Issuer for that purpose. Our non-guarantor subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each non-guarantor subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our non-guarantor subsidiaries. While limitations on our subsidiaries restrict their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In particular, following the Escrow Release Date and prior to the consummation of the Spin-Off, certain of our subsidiaries will be non-guarantor unrestricted subsidiaries. These unrestricted subsidiaries are party to debt agreements that contain restrictions on their ability to pay dividends or make other intercompany payments to us, and the indenture governing the notes will not limit the ability of our non-guarantor unrestricted subsidiaries to incur any additional consensual restrictions on their ability to make any such payments to us.

In the event that we are unable to receive distributions from subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Because the guarantee of the notes by Holdings is being provided solely for the purpose of allowing Parent to satisfy its reporting obligations under the indenture governing the notes, you should not assign any value to the guarantee of the notes by Holdings.

The guarantee of the notes by Holdings is being provided solely for the purpose of allowing Parent to satisfy its reporting obligations under the indenture governing the notes by furnishing financial information relating to Holdings instead of consolidated financial information of Parent and, accordingly, you should not assign any value to the guarantee by Holdings. Moreover, the covenants in the indentures governing the Existing Senior Notes and the notes offered hereby apply only to Parent and its restricted subsidiaries and do not apply to Holdings.

Claims of holders of the notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the notes.

The notes will not be guaranteed by certain of our existing and future subsidiaries. Following the Escrow Release Date, only existing wholly owned domestic restricted subsidiaries of Parent (other than the Issuer) that guarantee indebtedness under the Senior Secured Credit Facilities and the Existing Senior Notes will initially guarantee the notes. None of Parent’s foreign subsidiaries, non-wholly owned domestic subsidiaries that are restricted subsidiaries, or unrestricted subsidiaries will guarantee the notes, and no foreign subsidiaries are expected to guarantee the notes in the future. Claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors, and will not be satisfied from the assets of these non-guarantor subsidiaries until their creditors are paid in full.

For the year ended December 31, 2015, on a pro forma basis to give effect to this offering and the consummation of the other Spin-Off Transactions, our non-guarantor subsidiaries represented $1,932 million or 57% of our total pro forma revenues, excluding other revenues from managed and franchised properties, and $484 million or 29% of our pro forma Adjusted EBITDA and for the six months ended June 30, 2016, on the same basis, represented $879 million or 54% of our total pro forma revenues, excluding other revenues from managed and franchised properties, and $206 million or 25% of our pro forma Adjusted EBITDA. In addition, after the Escrow Release Date and pending consummation of the other Spin-Off Transactions, 36 hotels, representing an aggregate of 23,570 rooms as of June 30, 2016, will be owned by the Unrestricted U.S. Real Estate Subsidiaries, which do not provide any credit support for the notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Financial Data for Unrestricted U.S. Real Estate Subsidiaries” in the Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 incorporated by reference herein for additional information about these unrestricted subsidiaries. Upon consummation of the Spin-Off, all of Parent’s subsidiaries are expected to be restricted subsidiaries. For financial information with respect to our guarantors and non-guarantor subsidiaries prior to the Spin-Off Transactions, see Note 19: “Condensed Consolidating Guarantor Financial Information,” to our condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the three months ended June 30, 2016 and Note 27: “Condensed Consolidating Guarantor Financial Information” in the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference to this offering memorandum.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a transfer of such subsidiary guarantor in a transaction not prohibited by the indenture governing the notes or upon certain other events described in “Description of the Notes—Guarantees.”

The indenture that will govern the notes offered hereby will permit these subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness under the indentures.

Certain of our subsidiaries will not be subject to the restrictive covenants under the indenture that will govern the notes and will not provide any credit or collateral support, as applicable, for the notes offered hereby.

Prior to the consummation of the Spin-Off, certain of our subsidiaries will be unrestricted subsidiaries or are variable interest entities that, even though consolidated, are not “subsidiaries” under the indenture and, as such, will not be subject to the restrictive covenants under the indentures and will not guarantee the notes or provide any other credit or collateral support, as applicable, for the notes. Because our unrestricted subsidiaries and variable interest entities are not subject to the restrictive covenants under the indenture that will govern the notes, they will not be limited by the indenture in their ability to incur indebtedness or make payments of dividends or to make other distributions, loans or restricted payments to persons that are not restricted subsidiaries or guarantors of the notes. In addition, the indenture governing the notes will generally permit us to dispose of our interests in those subsidiaries, or any dividends we receive from them, including as dividends to Parent. Subject to the covenants in the indenture that will govern the notes, we may designate additional subsidiaries as unrestricted in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Financial Data for Unrestricted U.S. Real Estate Subsidiaries” in the Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 incorporated by reference herein for additional information about our unrestricted subsidiaries.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and/or require holders of the notes to return payments received from us.

Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes or the guarantees could be subordinated to all of our other debt, if the issuance of the notes, a guarantee or a grant of security was found to have been made for less than reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they mature.

A court might also void the issuance of the notes or a guarantee without regard to the above factors, if the court found that we issued the notes or the guarantors entered into the guaranty agreements with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes (or the related exchange notes) may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes, any guarantee.

In addition, any payment by us pursuant to the notes made at a time when we were subsequently found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a liquidation under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

The measures of insolvency for purposes of these fraudulent and preferential transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent or preferential transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•	the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

Upon the Escrow Release Date, after giving effect to the indebtedness incurred in this offering and the application of the proceeds therefrom, we believe we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. The indenture that will govern the notes offered hereby will contain a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be included in the indenture governing the notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

In addition, although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holders of the notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Because each guarantor’s liability under its guarantees may be reduced to zero, voided or released under certain circumstances, holders of notes may not receive any payments from some or all of the guarantors.

Holders of notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and/or require holders of the notes to return payments received from us.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Guarantees.”

We may not be able to finance a change of control offer required by the indentures.

Upon a change of control triggering event, as defined under the indenture governing the notes, you will have the right to require the Issuer to offer to purchase all of the notes then outstanding at a price equal to 101% of the principal amount of the notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. The Issuer’s failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt, including debt under the Senior Secured Credit Facilities and the Existing Senior Notes. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

Certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” triggering event that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. Therefore, we could, in the future, enter into certain transactions, including acquisitions, reorganizations, refinancings or other recapitalizations, which would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Holders of notes may not be able to determine when a change of control triggering event giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

There are restrictions on transfers of the notes that may affect their marketability.

We are relying upon exemptions from registration under the Securities Act and applicable state securities laws in offering the notes. As a result, the notes may be transferred or resold only in transactions registered under, or exempt from, the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment in the notes for an indefinite period of time.

We intend to file a registration statement with the SEC, cause that registration statement to become effective, commence an exchange offer for the notes and exchange the notes for notes with substantially identical terms, except that the exchange notes generally will be freely transferable. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. We cannot assure you that the notes will be freely tradable without a restrictive legend within such time frame or that we will be successful in having any such registration declared effective by the SEC. See “Exchange Offer; Registration Rights” and “Notice to Investors; Transfer Restrictions.” Until such time as the notes have been registered under the Securities Act, the notes will not be subject to Section 316(b) of the Trust Indenture Act and the amendment, supplement and waiver provisions in the indenture governing the notes will not conform to the express provisions in Section 316(b) of the Trust Indenture Act.

An active trading market may not develop for the notes.

We cannot assure you that an active trading market will develop for the notes or the exchange notes, if any. We do not intend to apply for listing of the notes or, if issued, the exchange notes, on any securities exchange or on any automated dealer quotation system in the United States. Although we have been informed by the initial purchasers that they currently intend to make a market for the notes and, if issued, the exchange notes, they are not obliged to do so and any market making may be discontinued at any time without notice. In addition, market making activity with respect to the notes may be limited during the pendency of the exchange offer relating to the notes or the effectiveness of the exchange offer registration statement relating to the notes.

The liquidity of, and trading market for, the notes, and, if issued, the exchange notes, may also be adversely affected by, among other things:

•	changes in the overall market for securities similar to the notes;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the conditions of the financial markets; and

•	prevailing interest rates.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

We are offering these notes in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will agree, pursuant to a registration rights agreement, to conduct an exchange offer, which will offer to exchange the notes for nearly identical notes that you will be able to trade freely. We cannot assure you that the exchange offer will be conducted in a timely fashion or at all. We cannot assure you that an active or liquid trading market for the exchange notes will develop. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities that are similar to the notes. We cannot assure you that the market, if any, for any of the notes or exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes or exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance, and other factors. See “Exchange Offer; Registration Rights.”

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market price or liquidity of the notes.

The notes offered hereby will have a non-investment grade rating. There can be no assurances that such rating will remain for any given period of time or that such rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Credit ratings are not recommendations to purchase, hold or sell the notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. If the credit rating of the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

If the notes are rated investment grade by either Moody’s or S&P, certain covenants contained in the indenture will be terminated, and holders of the notes will lose the protection of these covenants even if the notes subsequently fall back below investment grade.

The indenture contains certain covenants that will be terminated if the notes are rated investment grade by either Moody’s or S&P. These covenants restrict the Issuer’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	make distributions or other restricted payments;

•	sell capital stock or other assets; and

•	engage in transactions with affiliates.

Because these restrictions will not apply once the notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the notes.

The notes are unsecured and effectively junior to our secured indebtedness, including borrowings under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such secured indebtedness.

Following the Escrow Release Date, the obligations of the Issuer and the guarantors under the notes and guarantees will be unsecured and will be effectively junior to the Issuer’s and guarantors’ secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. Borrowings under the Senior Secured Credit Facilities and the guarantees thereof will be secured by substantially all of the assets of Parent, the Issuer and any existing and future subsidiary guarantors, including all of the capital stock of the Issuers and each restricted subsidiary (which, in the case of foreign subsidiaries, is limited to 65% of the capital stock of each first-tier foreign subsidiary).

The notes are effectively subordinated to all such secured indebtedness to the extent of the value of that collateral. If an event of default occurs under the Senior Secured Credit Facilities, the holders of such senior secured indebtedness will have a prior right to our assets, to the exclusion of the holders of the notes, even if we are in default with respect to the notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under the Senior Secured Credit Facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of the notes will participate in our remaining assets ratably with each other and with all holders of our unsecured indebtedness that is deemed to be of the same class as such notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of such notes may receive less, ratably, than holders of secured indebtedness.

As of June 30, 2016, we had $10.4 billion of total debt outstanding (including $445 million of timeshare debt) and, after giving effect to this offering and the other Spin-Off Transactions, we would have had approximately $6,678 million of total debt outstanding and, in each case, an additional $955 million (after giving effect to $45 million of outstanding letters of credit) of unutilized capacity under the revolving credit facility provided for under the Senior Secured Credit Facilities. The notes and the related guarantees would have ranked effectively junior to such outstanding indebtedness. The indenture that will govern the notes will also permit us to incur additional secured indebtedness, which could be substantial.

The Escrow Release Date is expected to occur prior to, and is not conditioned upon, the consummation of the Spin-Off or the related financing transactions. We can provide no assurances that the Spin-Off or the related financing transactions described in the pro forma financial information included herein will be consummated or that we will realize their intended benefits.

The Escrow Release Date is expected to occur in advance of the consummation of the Spin-Off and the related financing transactions. As described in “Description of the Notes—Escrow of Gross Proceeds; Mandatory Redemption,” the release of the escrowed funds to HOC is subject to the satisfaction of certain conditions, including the occurrence of the Issuer Capitalization, but is not conditioned upon the consummation of the Spin-Off or the other Spin-Off Transactions. As long as such escrow conditions are satisfied, there will be no special mandatory redemption even if the Spin-Off or the other Spin-Off Transactions fails to occur. Moreover, the consummation of the Spin-Off is subject to final board approval by Holdings, the effectiveness of certain registration statements filed with the SEC and a number of other conditions. The fulfillment of these conditions will not create any obligation on the part of Hilton to effect the Spin-Off. Accordingly, we can provide no assurances that the Spin-Off or related financing transactions described in “Unaudited Pro Forma Financial Statements” will occur or that we will realize their intended benefits even if such transactions are consummated.

If a bankruptcy or reorganization case is commenced, bankruptcy laws may prevent the Trustee from releasing the escrowed funds.

If we or any of our subsidiaries commence a bankruptcy or reorganization case, or one is commenced against us, the applicable bankruptcy laws may prevent the Trustee under the indenture governing the notes from foreclosing on, and the securities intermediary from releasing, the escrowed funds, including to pay the redemption price in connection with the required special mandatory redemption of the notes. Under applicable bankruptcy laws, secured creditors, such as the Trustee on behalf of the holders of the notes, are prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval.

Furthermore, in the event the bankruptcy court determines that the value of the escrow funds is not sufficient to repay all amounts due on the notes, the indebtedness under the notes would be “unsecured” and the holders of the notes would have unsecured claims as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees on undersecured indebtedness during the debtor’s bankruptcy case.

If the escrow conditions are not satisfied prior to the Outside Date, the Escrow Issuers will be required to redeem the notes. If this occurs, you may realize a lower return on your investment than if the notes had been held through maturity.

Until the satisfaction of the escrow conditions, an escrow agent will hold the gross proceeds from the offering of the notes together with additional amounts sufficient to redeem the notes in a segregated escrow account for the benefit of the holders of the notes. The release of the escrowed funds will be conditioned upon, among other things, the Issuer Capitalization being consummated as described under “Summary—The Spin-Off Transactions.” There can be no assurance that the conditions to release of funds from escrow will be satisfied.

We will be required to redeem the notes if the escrow conditions are not satisfied on or prior to the Outside Date (or such earlier date as we determine in our sole discretion that any of the escrow conditions cannot be satisfied). If this occurs, your return on the funds invested in the notes may be lower than if the notes were held through to their scheduled maturity. See “Description of the Notes—Escrow of Gross Proceeds; Mandatory Redemption.”

Until the Escrow Release Date, the sole recourse of the holders of the notes will be to the escrow funds deposited in the escrow account, and such escrow funds are subject to any risk of loss associated with the investment thereof.

The Escrow Issuers do not have any material or tangible assets and holders of the notes will not have any recourse to the Parent, HOC or the guarantors prior to the Escrow Release Date. Prior to the Escrow Release Date, the notes will not be guaranteed and the Escrow Issuers will have very limited assets (except for their interest in the escrow account). As a result, the sole recourse of the holders of the notes prior to the Escrow Release Date will be to the funds deposited in the escrow account. The holders of the notes prior to the Escrow Release Date will be subject to any risk of loss associated with the funds deposited in the escrow account, as such escrow funds may be invested.

Blackstone’s interests may conflict with ours or with holders of the notes in the future.

Blackstone and its affiliates beneficially owned approximately 45.8% of Holdings’ common stock as of June 30, 2016. Moreover, under Holdings’ bylaws and the stockholders’ agreement with Blackstone, for so long as it retains specified levels of ownership of Holdings, it has agreed to nominate to its board individuals designated by Blackstone. Thus, for so long as Blackstone continues to own specified percentages of Holdings’ stock, it will be able to influence the composition Holdings’ board of directors and the approval of actions requiring stockholder approval. Accordingly, during that period of time, Blackstone will have influence with respect to Holdings’ management, business plans and policies, including the appointment and removal of officers. In particular, for so long as Blackstone continues to own a significant percentage of Holdings’ stock, it may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. Blackstone is engaged from time to time in discussions relating to dispositions of its holdings of our common stock, including sale of a significant percentage to a single buyer. If such significant sale were to occur, the buyer could have influence over the management of our company, including through board representation.

Blackstone and its affiliates engage in a broad spectrum of activities, including investments in real estate generally and in the hospitality industry in particular. In the ordinary course of their business activities, Blackstone and its affiliates may engage in activities where their interests conflict with our interests or those of our securityholders. For example, Blackstone owns interests in Extended Stay America, Inc. and La Quinta Holdings Inc., and certain other investments in the hotel industry and may pursue ventures that compete directly or indirectly with us. In addition, affiliates of Blackstone directly and indirectly own hotels that we manage or franchise, and they may in the future enter into other transactions with us, including hotel or timeshare development projects, that could result in their having interests that could conflict with ours. Holdings’ amended and restated certificate of incorporation provides that none of Blackstone, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Blackstone also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may be unavailable to us. In addition, Blackstone may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

A court could require that we assume responsibility for obligations allocated to Park Parent or HGV Parent under the Distribution Agreement.

Under the Distribution Agreement and related ancillary agreements, from and after the Spin-Off, each of Hilton, Park Parent and HGV Parent will be generally responsible for the debts, liabilities and other obligations related to the business or businesses which they own and operate following the consummation of the Spin-Off. Although we do not expect to be liable for any obligations that are not allocated to us under the Distribution Agreement, a court could disregard the allocation agreed to among the parties, and require that we assume responsibility for obligations allocated to Park Parent or HGV Parent (for example, tax and/or environmental liabilities), particularly if Park Parent or HGV Parent were to refuse or were unable to pay or perform the allocated obligations. See “Certain Relationships and Related Party Transactions—Agreements Relating to the Spin-Off Transactions—Distribution Agreement.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2016 on:

•	an actual basis;

•	an as adjusted basis to reflect the offering of the notes and the application of net proceeds as described under “Use of Proceeds” and the Term Loan Extension;

•	as further adjusted basis to reflect the consummation of the other Spin-Off Transactions, as if such transactions had occurred on June 30, 2016.

The information below is illustrative only and our capitalization following this offering will be adjusted based on the actual initial offering price and other terms of this offering determined at pricing. You should read this table together with the information contained in this offering memorandum, including “Use of Proceeds,” “Description of Certain Other Indebtedness” and our historical financial statements and related notes included elsewhere or incorporated by reference in this offering memorandum.

	As of June 30, 2016
	Actual	As Adjusted		As Further Adjusted
	(In millions)
Cash and cash equivalents	$810	$783	(1)	$582	(1)
Restricted cash and cash equivalents	271	271		108

Total	$1,081	$1,054		$690

Total long-term debt, including current maturities(2):
Senior secured credit facilities(3)(4)
Existing term loan facilities	$4,225	$1,000		$1,000
Extended term loan facilities	—	3,225		3,225

Total	4,225	4,225		4,225
Existing senior notes due 2021	1,500	1,500		1,500
Commercial mortgage-backed securities loan	3,418	3,418	(5)	—
Notes offered hereby	—	750		750
Capital lease obligations, mortgage loans and other debt	950	950	(5)	281

Total debt(6)	10,093	10,843		6,756
Equity:
Total stockholders’ equity	6,375	5,606		1,780
Noncontrolling interests	(29)	(29)		(5)

Total equity	6,346	5,577		1,775

Total capitalization	$16,439	$16,420		$8,531

(1)	Reflects estimated fees and expenses in connection with this offering and the Term Loan Extension of approximately $27 million.
(2)	Does not reflect unamortized deferred financing costs and discounts of $95 million, $103 million and $78 million as of June 30, 2016 on an actual, as adjusted and as further adjusted basis, respectively. See Note 3(a) to our Unaudited Pro Forma Condensed Consolidated Financial Statements for additional information.
(3)

On or prior to the closing of the notes offered hereby, we intend to enter into an amendment to the credit agreement governing the Existing Term Loans, pursuant to which, among other things, up to $3,225 million of outstanding term loans will be converted into a new tranche of term loans with amended pricing and an extended maturity date in 2023, and any outstanding term loans not so amended shall remain in place on the existing terms and will mature on the scheduled maturity date of October 25, 2020. We refer to this transaction as the “Term Loan Extension.”
(4)	As of June 30, 2016, on an actual, as adjusted and as further adjusted basis, we had an additional $955 million of borrowing capacity under our $1.0 billion senior secured revolving credit facility (after giving effect to $45 million of letters of credit outstanding).
(5)	As adjusted amounts do not give effect to the application of the net proceeds of this offering to repay certain indebtedness of our Unrestricted U.S. Real Estate Subsidiaries and fund certain other liabilities and expenses of Park Hotels & Resorts, because the particular debt to be repaid and the portion of the net proceeds that will be applied toward the repayment of such debt (as opposed to funding other liabilities and expenses of Park Hotels & Resorts) has not yet been determined.
(6)	Does not reflect unconsolidated affiliate debt. As of June 30, 2016, on an as further adjusted basis, our pro rata share of such debt was $12 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements present the historical consolidated financial statements of Hilton, adjusted to give effect to the offering of the notes and the application of net proceeds as described under “Use of Proceeds,” the Term Loan Extension and the other Spin-Off Transactions as described under “The Spin-Off Transactions.” The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 and unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2016 and year ended December 31, 2015 have been prepared to reflect the Financing Transactions as described in Note 2: “Spin-Off Transactions” as if they had occurred on June 30, 2016 for the unaudited pro forma condensed consolidated balance sheet and January 1, 2015 for the unaudited pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 and unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2016 and years ended December 31, 2015, 2014 and 2013 have been prepared to reflect the other Spin-Off Transactions as if they had occurred on June 30, 2016 for the unaudited pro forma condensed consolidated balance sheet and January 1, 2013 for the unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the sections entitled “The Spin-Off Transactions,” “Use of Proceeds,” “Capitalization,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hilton’s historical audited consolidated financial statements and unaudited condensed consolidated financial statements and accompanying notes, in each case, included or incorporated by reference in this offering memorandum.

We have not adjusted the accompanying unaudited pro forma condensed consolidated balance sheet for one-time costs relating to the Spin-Off Transactions (which are expected to be approximately $450 million as described under “The Spin-Off Transactions—Transaction Costs”), as allocation of those separation costs among Hilton, Park Hotels & Resorts and Hilton Grand Vacations has not yet been determined. In addition, we have not adjusted the accompanying unaudited pro forma condensed consolidated statements of operations for separation costs we have not incurred, including estimated fees and expenses in connection with this offering and the Term Loan Extension of approximately $27 million and one-time costs relating to the Spin-Off Transactions, as the costs are not expected to have a continuing effect on our operating results. Additionally, we have not made any adjustments to reduce general, administrative and other costs for positions or services dedicated to the respective spin companies. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of what our financial position or results of operations would actually have been had the Spin-Off Transactions occurred on the dates indicated or what our future financial position or results of operations will be after giving effect to the completion of the Spin-Off Transactions. A number of factors may affect our results. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

HILTON WORLDWIDE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2016

(In millions)

			Pro Forma Adjustments(2)
	Hilton Historical	Park & HGV(1)	Financing Transactions			Other Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$810	$(201)	$(27)	(a	)	$—		$582
Restricted cash and cash equivalents	271	(163)	—			—		108
Accounts receivable, net of allowance for doubtful accounts	1,005	(273)	—			—		732
Inventories	459	(454)	—			—		5
Current portion of financing receivables, net	129	(127)	—			—		2
Prepaid expenses	186	(68)	—			—		118
Income taxes receivable	18	—	—			—		18
Other	52	(18)	—			—		34

Total current assets	2,930	(1,304)	(27)			—		1,599

Property, Intangibles and Other Assets:
Property and equipment, net	9,107	(8,702)	—			—		405
Financing receivables, net	905	(854)	—			—		51
Investments in affiliates	129	(99)	—			—		30
Goodwill	5,862	(615)	—			—		5,247
Brands	4,911	—	—			—		4,911
Management and franchise contracts, net	1,077	(58)	—			—		1,019
Other intangible assets, net	543	(60)	—			—		483
Deferred income tax assets	76	—	—			(7)	(b)	69
Other	313	(17)	—			—		296

Total property, intangibles and other assets	22,923	(10,405)	—			(7)		12,511

TOTAL ASSETS	$25,853	$(11,709)	$(27)			$(7)		$14,110

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other	$2,370	$(613)	$—			$—		$1,757
Current maturities of long-term debt	98	(102)	—			—		(4)
Current maturities of timeshare debt	88	(88)	—			—		—
Income taxes payable	107	—	—			(3)	(b)	104

Total current liabilities	2,663	(803)	—			(3)		1,857
Long-term debt	9,900	(3,960)	742	(a	)	—		6,682
Timeshare debt	357	(357)	—			—		—
Deferred revenues	161	(26)	—			—		135
Deferred income tax liabilities	4,533	—	—			(2,750)	(b)	1,783
Liability for guest loyalty program	833	—	—			—		833
Other	1,060	(12)	—			(3)	(b)	1,045

Total liabilities	19,507	(5,158)	742			(2,756)		12,335
Equity:
Preferred stock, $0.01 par value; 3,000,000,000 authorized shares, none issued or outstanding as of June 30, 2016	—	—	—			—		—
Common stock, $0.01 par value; 30,000,000,000 authorized shares, 989,805,225 issued and 989,776,458 outstanding as of June 30, 2016	10	—	—			—		10
Additional paid-in capital	10,175		—					10,175
Accumulated deficit	(2,984)	(6,663)	(769)	(a	)	2,783	(b)	(7,633)
Accumulated other comprehensive loss	(826)	88	—			(34)	(b)	(772)

Total Hilton stockholders’ equity	6,375	(6,575)	(769)			2,749		1,780
Noncontrolling interests	(29)	24	—			—		(5)

Total equity	6,346	(6,551)	(769)			2,749		1,775

TOTAL LIABILITIES AND EQUITY	$25,853	$(11,709)	$(27)			$(7)		$14,110

(1)	Represents the elimination of historical assets and liabilities of Park Hotels & Resorts and Hilton Grand Vacations, excluding the related tax effects.
(2)	For details of the adjustments referenced, see Note 3: “Pro Forma Adjustments.”

See notes to unaudited pro forma condensed consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2016

(In millions)

			Pro Forma Adjustments(2)
	Hilton Historical	Park & HGV(1)	Financing Transactions			Other Adjustments		Pro Forma
Revenues
Owned and leased hotels	$2,072	$(1,364)	$—			$—		$708
Management and franchise fees and other	830	(42)	—			72	(c)	916
						56	(d)
Timeshare	662	(662)	—			—		—

	3,564	(2,068)	—			128		1,624
Other revenues from managed and franchised properties	2,237	(66)	—			571	(c)	2,742

Total revenues	5,801	(2,134)	—			699		4,366

Expenses
Owned and leased hotels	1,564	(913)	—			(2)	(d)	649
Timeshare	440	(440)	—			—		—
Depreciation and amortization	340	(158)	—			—		182
Impairment loss	15	(15)	—			—		—
General, administrative and other	245	(38)	—			19	(d)	226

	2,604	(1,564)	—			17		1,057
Other expenses from managed and franchised properties	2,237	(66)	—			571	(c)	2,742

Total expenses	4,841	(1,630)	—			588		3,799
Gain on sales of assets, net	2	(1)	—			—		1

Operating income	962	(505)	—			111		568
Interest income	7	(1)	—			—		6
Interest expense	(286)	97	(12)	(a	)	—		(201)
Equity in earnings from unconsolidated affiliates	11	(10)	—			—		1
Loss on foreign currency transactions	(25)	—	—			—		(25)
Other loss, net	(5)	2	—			—		(3)

Income before income taxes	664	(417)	(12)			111		346
Income tax benefit (expense)	(110)	—	4	(a	)	122	(b)	16

Net income	554	(417)	(8)			233		362
Net income attributable to noncontrolling interests	(6)	3	—			—		(3)

Net income attributable to Hilton stockholders	$548	$(414)	$(8)			$233		$359

Earnings per share
Basic	$0.56							$0.36

Diluted	$0.55							$0.36

(1)	Represents the elimination of the historical results of operations of Park Hotels & Resorts and Hilton Grand Vacations, excluding the related tax effects.
(2)	For details of the adjustments referenced, see Note 3: “Pro Forma Adjustments.”

See notes to unaudited pro forma condensed consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

(In millions)

			Pro Forma Adjustments(2)
	Hilton Historical	Park & HGV(1)	Financing Transactions		Other Adjustments		Pro Forma
Revenues
Owned and leased hotels	$4,233	$(2,646)	$—		$—		$1,587
Management and franchise fees and other	1,601	(74)	—		138	(c)	1,791
					126	(d)
Timeshare	1,308	(1,308)	—		—		—

	7,142	(4,028)	—		264		3,378
Other revenues from managed and franchised properties	4,130	(119)	—		1,093	(c)	5,104

Total revenues	11,272	(4,147)	—		1,357		8,482

Expenses
Owned and leased hotels	3,168	(1,766)	—		4	(d)	1,406
Timeshare	897	(897)	—		—		—
Depreciation and amortization	692	(309)	—		—		383
Impairment loss	9	—	—		—		9
General, administrative and other	611	(29)	—		49	(d)	631

	5,377	(3,001)	—		53		2,429
Other expenses from managed and franchised properties	4,130	(119)	—		1,093	(c)	5,104

Total expenses	9,507	(3,120)	—		1,146		7,533
Gain on sales of assets, net	306	(143)	—		—		163

Operating income	2,071	(1,170)	—		211		1,112
Interest income	19	(1)	—		—		18
Interest expense	(575)	198	(23)	(a)	—		(400)
Equity in earnings from unconsolidated affiliates	23	(22)	—		—		1
Loss on foreign currency transactions	(41)	—	—		—		(41)
Other gain (loss), net	(1)	32	—		—		31

Income before income taxes	1,496	(963)	—		211		721
Income tax benefit (expense)	(80)	—	—		334	(b)	262

Net income	1,416	(963)	(23)		545		983
Net income attributable to noncontrolling interests	(12)	7	8	(a)	—		(5)

Net income attributable to Hilton stockholders	$1,404	$(956)	$(15)		$545		$978

Earnings per share
Basic	$1.42						$0.99

Diluted	$1.42						$0.99

(1)	Represents the elimination of the historical results of operations of Park Hotels & Resorts and Hilton Grand Vacations, excluding the related tax effects.
(2)	For details of the adjustments referenced, see Note 3: “Pro Forma Adjustments.”

See notes to unaudited pro forma condensed consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2014

(In millions)

	Hilton Historical	Park & HGV(1)	Pro Forma Adjustments(2)		Pro Forma
Revenues
Owned and leased hotels	$4,239	$(2,472)	$—		$1,767
Management and franchise fees and other	1,401	(56)	130	(c)	1,569
			94	(d)
Timeshare	1,171	(1,171)	—		—

	6,811	(3,699)	224		3,336
Other revenues from managed and franchised properties	3,691	(124)	994	(c)	4,561

Total revenues	10,502	(3,823)	1,218		7,897

Expenses
Owned and leased hotels	3,252	(1,672)	(3)	(d)	1,577
Timeshare	767	(767)	—		—
Depreciation and amortization	628	(266)	—		362
General, administrative and other	491	(25)	34	(d)	500

	5,138	(2,730)	31		2,439
Other expenses from managed and franchised properties	3,691	(124)	994	(c)	4,561

Total expenses	8,829	(2,854)	1,025		7,000

Operating income	1,673	(969)	193		897
Interest income	10	(1)	—		9
Interest expense	(618)	201	—		(417)
Equity in earnings from unconsolidated affiliates	19	(16)	—		3
Gain on foreign currency transactions	26	—	—		26
Other gain, net	37	(30)	—		7

Income before income taxes	1,147	(815)	193		525
Income tax benefit (expense)	(465)	—	243	(b)	(222)

Net income	682	(815)	436		303
Net income attributable to noncontrolling interests	(9)	5	—		(4)

Net income attributable to Hilton stockholders	$673	$(810)	$436		$299

Earnings per share
Basic	$0.68				$0.30

Diluted	$0.68				$0.30

(1)	Represents the elimination of the historical results of operations of Park Hotels & Resorts and Hilton Grand Vacations, excluding the related tax effects.
(2)	For details of the adjustments referenced, see Note 3: “Pro Forma Adjustments.”

See notes to unaudited pro forma condensed consolidated financial statements.

HILTON WORLDWIDE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(In millions)

	Hilton Historical	Park & HGV(1)	Pro Forma Adjustments(2)		Pro Forma
Revenues
Owned and leased hotels	$4,046	$(2,294)	$—		$1,752
Management and franchise fees and other	1,175	(32)	119	(c)	1,344
			82	(d)
Timeshare	1,109	(1,109)	—		—

	6,330	(3,435)	201		3,096
Other revenues from managed and franchised properties	3,405	(98)	929	(c)	4,236

Total revenues	9,735	(3,533)	1,130		7,332

Expenses
Owned and leased hotels	3,147	(1,584)	—	(d)	1,563
Timeshare	730	(730)	—		—
Depreciation and amortization	603	(261)	—		342
General, administrative and other	748	(55)	26	(d)	719

	5,228	(2,630)	26		2,624
Other expenses from managed and franchised properties	3,405	(98)	929	(c)	4,236

Total expenses	8,633	(2,728)	955		6,860

Operating income	1,102	(805)	175		472
Interest income	9	(2)	—		7
Interest expense	(620)	50	—		(570)
Equity in earnings from unconsolidated affiliates	16	(13)	—		3
Loss on foreign currency transactions	(45)	5	—		(40)
Gain on debt extinguishment	229	—	—		229
Other gain, net	7	—	—		7

Income before income taxes	698	(765)	175		108
Income tax benefit (expense)	(238)	—	236	(b)	(2)

Net income	460	(765)	411		106
Net income attributable to noncontrolling interests	(45)	3	—		(42)

Net income attributable to Hilton stockholders	$415	$(762)	$411		$64

Earnings per share
Basic	$0.45				$0.07

Diluted	$0.45				$0.07

(1)	Represents the elimination of the historical results of operations of Park Hotels & Resorts and Hilton Grand Vacations, excluding the related tax effects.
(2)	For details of the adjustments referenced, see Note 3: “Pro Forma Adjustments.”

See notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

In February 2016, Hilton Worldwide Holdings Inc. (together with its consolidated subsidiaries, “Hilton,” “we,” “us,” “our,” or the “Company”) announced a plan to spin-off a substantial portion of Hilton’s ownership business and its timeshare business to stockholders as two separate, publicly traded companies, Park Hotels & Resorts Inc. (“Park Parent” and, together with its consolidated subsidiaries, “Park Hotels & Resorts”) and Hilton Grand Vacations Inc. (“HGV Parent” and, together with its consolidated subsidiaries, “Hilton Grand Vacations”), respectively. In June 2016, Park Parent and HGV Parent filed registration statements with the Securities and Exchange Commission (“SEC”) disclosing financial and other details of these planned spin-off transactions, which are subject to several conditions, including the SEC declaring effective the registration statements and final approval of the separation transactions by our board of directors. This transaction is referred to as the “Spin-Off.”

In connection with the Spin-Off, among other things, we intend to consummate the Financing Transactions as described in more detail in Note 2: “Spin-Off Transactions” below. We refer to the Spin-Off, together with the Financing Transactions, as the “Spin-Off Transactions.”

The unaudited condensed consolidated pro forma financial statements are based on our historical condensed consolidated financial statements and have been prepared to reflect the Spin-Off Transactions.

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. These adjustments are included only to the extent they are directly attributable to the Spin-Off Transactions and the appropriate information is known and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are expected to have a continuing effect on us. As a result, the unaudited pro forma condensed consolidated statements of operations exclude gains and losses related to the Spin-Off Transactions described in Note 2: “Spin-Off Transactions” below that will not have a continuing effect on us, although these items are reflected in the unaudited pro forma condensed consolidated balance sheet.

Note 2: Spin-Off Transactions

The Spin-Off

Upon completion of the Spin-Off, we will manage substantially all of the hotels of Park Hotels & Resorts pursuant to management agreements and operate the remaining hotels pursuant to franchise agreements. Additionally, we will enter into a license agreement with Hilton Grand Vacations, pursuant to which Hilton Grand Vacations will have the exclusive right to use certain of our branded trademarks and related intellectual property. We will also enter into various agreements with Park Parent and HGV Parent and/or their respective subsidiaries that will govern the relationship among the three companies following the Spin-Off, including with respect to certain services that Hilton will provide to both companies.

Financing Transactions

In connection with the Spin-Off, among other things, subsidiaries of Hilton are offering $750 million aggregate principal amount of senior notes due 2024, the net proceeds of which will be used to repay indebtedness of Park Hotels & Resorts and to fund certain other liabilities and expenses of Park Hotels & Resorts (the “Offering”).

On or prior to the closing of the Offering, Hilton intends to enter into an amendment to the credit agreement governing its senior secured term loan facility (the “Existing Term Loans”), pursuant to which, among other things, up to $3,225 million of outstanding Existing Term Loans will be converted into a new tranche of term loans (the “Extended Term Loans”) with amended pricing and an extended maturity date in October 2023 (the “Term Loan Extension” and, together with the Offering, the “Financing Transactions”).

Note 3: Pro Forma Adjustments

(a)	Reflects the adjustment to our cash, historical debt and related balances and interest expense to give net effect to the Financing Transactions and related fees and expenses discussed in Note 2: “Spin-Off Transactions” above. Pro forma cash reflects an amendment fee of 25 basis points, totaling $8 million, for the Term Loan Extension, as well as estimated transactions costs of $19 million for the Financing Transactions. As Hilton is not expected to retain any proceeds from the Offering, the proceeds are not reflected in the pro forma cash balance. The following table details the adjustments to our long-term debt:

	Hilton Historical	Park Hotels & Resorts(1)	Financing Transactions	Pro Forma
	(in millions)
Senior secured credit facility:
Existing term loan facilities	$4,225	—	$(3,225)	$1,000
Extended term loan facilities	—	—	3,225	3,225

Total	4,225	—	—	4,225
Existing senior notes due 2021	1,500	—	—	1,500
Commercial mortgage-backed securities loan	3,418	(3,418)	—	—
Notes offered hereby	—	—	750	750
Capital lease obligations, mortgage loans and other debt	950	(669)	—	281

	10,093	(4,087)	750	6,756
Less: current maturities of long-term debt	(98)	102	—	4
Less: unamortized deferred financing costs and discount(2)	(95)	25	(8)	(78)

	$9,900	$(3,960)	$742	$6,682

(1)	Represents the elimination of historical debt of Park Hotels & Resorts.
(2)	The pro forma balance includes $53 million of unamortized deferred financing costs and $25 million of unamortized debt discounts.

Pro forma interest expense reflects an assumed weighted average annual interest rate of 3.47% on the notes offered hereby and the Extended Term Loans. Additionally, pro forma interest expense includes amortization expense on the amendment fee, accounted for as a debt discount, as well as an adjustment to amortize the portion of deferred financing costs attributable to the Extended Term Loans over the extended term. A 0.125% increase or decrease in the annual interest rates on our new and amended borrowings would increase or decrease the pro forma cash interest expense by $5.0 million annually.

Also reflects the adjustment to historical income tax expense to give effect to the change in interest expense from the Financing Transactions that result in changes to income before income taxes. The pro forma provision for income taxes is based on the estimated statutory tax rate of 37.9%.

(b)	Reflects tax-related adjustments arising out of the Spin-Off Transactions. We determined the income tax effect of the Spin-Off Transactions through the identification and allocation of accrued income taxes, uncertain tax positions and deferred income taxes between Hilton, Park Hotels & Resorts and Hilton Grand Vacations. Additionally, we determined the income tax expense effect of pro forma adjustments by applying an estimated statutory tax rate of 37.9%.

(c)	Reflects the change in management and franchise fee revenue and other revenues and expenses from managed and franchised properties related to the management and franchise agreements with Park Hotels & Resorts that will be effective upon completion of the Spin-Off. Pursuant to the agreements, Park Hotels & Resorts will pay an agreed upon fee for various services that we will provide to support the operations of their hotels, and which are anticipated to be on different terms from the existing intercompany management agreements that were eliminated in our historical consolidated financial statements. The terms of the management agreements are generally expected to include a base management fee, calculated as 3.0% of gross hotel revenues or receipts, and an incentive management fee, based on 6.0% of a specified measure of hotel earnings calculated in accordance with the applicable management agreement. Additionally, payroll and related costs and certain other operating costs will contractually be reimbursed to us by Park Hotels & Resorts.

(d)	Reflects the change to our results of operations to present certain intercompany transactions with Park Hotels & Resorts and Hilton Grand Vacations that were eliminated in our historical consolidated financial statements, but will be reflected in our results of operations upon completion of the Spin-Off. These transactions are expected to include a license fee charged to Hilton Grand Vacations and revenues and expenses generated from our purchasing operations to support hotels of Park Hotels & Resorts.

Note 4: Guarantor and Non-Guarantor Financial Information

On a pro forma basis, giving effect to the Spin-Off Transactions, revenues was as follows:

	Pro Forma Six Months Ended June 30, 2016			Pro Forma Year Ended December 31, 2015
	Guarantor	Non- Guarantor	Total	Guarantor	Non- Guarantor	Total
	(in millions)
Revenues
Owned and leased hotels	$—	$708	$708	$—	$1,587	$1,587
Management and franchise fees and other	745	171	916	1,446	345	1,791

	745	879	1,624	1,446	1,932	3,378
Other revenues from managed and franchised properties	2,584	158	2,742	4,776	328	5,104

Total revenues	$3,329	$1,037	$4,366	$6,222	$2,260	$8,482

Note 5: Business Segments

Our pro forma business segments are defined on the same basis as those defined in the financial statements incorporated by reference herein.

On a pro forma basis, giving effect to the Spin-Off for all periods presented below and to both the Spin-Off and the Financing Transactions for the six months ended June 30, 2016 and for the year ended December 31, 2015, in each case as described in “Note 2: Spin-Off Transactions”, the following table provides a reconciliation of our segment Adjusted EBITDA, as defined in the financial statements incorporated by reference herein, to consolidated net income:

	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31,
		2015	2014	2013
	(in millions)
Management and franchise(1)	$883	$1,709	$1,494	$1,307
Ownership(1)(2)	69	196	206	206

Segment Adjusted EBITDA	952	1,905	1,700	1,513
Corporate and other(1)	(121)	(224)	(257)	(285)
Interest expense	(201)	(400)	(417)	(570)
Income tax benefit (expense)	16	262	(222)	(2)
Depreciation and amortization	(182)	(383)	(362)	(342)
Interest expense, income tax and depreciation and amortization included in equity in earnings from unconsolidated affiliates	(2)	(7)	(4)	(8)
Gain on sales of assets, net	1	163	—	—
Gain (loss) on foreign currency transactions	(25)	(41)	26	(40)
FF&E replacement reserve	(27)	(46)	(44)	(45)
Share-based compensation expense	(39)	(149)	(70)	(291)
Impairment loss	—	(9)	—	—
Gain on debt extinguishment	—	—	—	229
Other gain (loss), net	(3)	31	7	7
Other adjustment items	(7)	(119)	(54)	(60)

Net income	$362	$983	$303	$106

(1)	Our measures of Adjusted EBITDA included intercompany charges that were eliminated in our condensed consolidated financial statements.
(2)	Includes unconsolidated affiliate Adjusted EBITDA.